Exhibit 99.2

NEWS RELEASE

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-14-05

THE GEO GROUP DECLARES QUARTERLY

CASH DIVIDEND OF $0.57 PER SHARE

Boca Raton, Fla. – February 19, 2014 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced that on February 18, 2014, its Board of Directors declared a quarterly cash dividend of $0.57 per share, which is an increase from GEO’s prior quarterly cash dividend of $0.55 per share. The quarterly cash dividend will be paid on March 14, 2014 to shareholders of record as of the close of business on March 3, 2014.

George C. Zoley, Chairman and Chief Executive Officer of GEO, said: “We are very pleased to have increased our quarterly cash dividend to $0.57 per share, or $2.28 per share annually, which was driven by the continued growth in our Adjusted Funds From Operations and is indicative of our company’s commitment to return value to our shareholders.”

The GEO Group, Inc. (NYSE: GEO) is the first fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of correctional, detention, and community reentry facilities around the globe. GEO is the world’s leading provider of diversified correctional, detention, community reentry, and electronic monitoring services to government agencies worldwide with operations in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the ownership and/or management of 98 facilities totaling approximately 77,000 beds, including projects under development, with a growing workforce of approximately 18,000 professionals.

This press release contains forward-looking statements regarding future events and the future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding the timing and amount of dividends. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to declare future quarterly cash dividends and the timing and amount of such future dividends; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including its form 10-K, 10-Q and 8-K reports.

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Contact:	Pablo E. Paez	1-866-301-4436
Vice President, Corporate Relations